Exhibit 3

EXECUTION COPY

CONSORTIUM AGREEMENT

among

MICHAEL XIN HUI

CHEMEXPLORER INVESTMENT HOLDINGS LTD.

CHEMPARTNER INVESTMENT HOLDINGS LIMITED

and

TPG STAR CHARISMA LIMITED

Dated as of July 6, 2012

-i-

-ii-

THIS CONSORTIUM AGREEMENT is made as of July 6, 2012, among Michael Xin Hui (the “Founder”), ChemExplorer Investment Holdings Ltd., a company incorporated under the laws of the British Virgin Islands, ChemPartner Investment Holdings Limited, a company incorporated under the laws of the British Virgin Islands (together with ChemExplorer Investment Holdings Ltd., the “Founder Vehicles”, and together with the Founder, the “Founder Parties”), and TPG Star Charisma Limited (the “Sponsor”). Each of the Founder Parties and the Sponsor is referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake a transaction (the “Transaction”) to acquire ShangPharma Corporation (the “Target”) which would result in a delisting of the Target from the New York Stock Exchange (the “NYSE”) and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Target is listed on the NYSE and incorporated under the laws of the Cayman Islands, and the Founder Parties currently beneficially own 182,311,830 or approximately 54.0%, and the Sponsor and investment vehicles affiliated with the Sponsor currently beneficially own 37,234,014 or approximately 11.0% of its issued and outstanding ordinary shares, par value US$0.001 per share (the “Target Ordinary Shares”) (not including outstanding restricted share units or share options);

WHEREAS, as part of the Transaction, the Parties propose to incorporate a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to incorporate a direct or indirect wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands. At the Closing (as defined below), the Parties intend that (a) Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the surviving company (the “Surviving Company”) and becoming a direct, wholly-owned subsidiary of Holdco, (b) each outstanding Target Ordinary Share, other than the Rollover Shares (as defined below) held by (i) the Founder Vehicles and (ii) the Sponsor and investment vehicles affiliated with the Sponsor (subject to any exceptions to be agreed between the Parties), will be cancelled in consideration for the right to receive the merger consideration per Target Ordinary Share to be set forth in the Merger Agreement (as defined below) (the “Merger Consideration”); and (c) all remaining Target Ordinary Shares held by the Founder Parties or the Sponsor or investment vehicles affiliated with the Sponsor, in each case as specified in Schedule A (collectively, the “Rollover Shares”) will be surrendered and cancelled for no consideration or contributed to Holdco for no consideration (subject to any exceptions to be agreed between the Parties);

WHEREAS, on the date hereof, the Founder and the Sponsor will submit a non-binding proposal, a copy of which is attached hereto as Schedule B (the “Proposal”) to the Target’s board of directors in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence, (b) discussions regarding the Proposal with the Target, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target), including an agreement and plan of merger among Holdco, Merger Sub and the Target in the form to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the board of directors of the Target.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PROPOSAL; DEBT FINANCING; HOLDCO OWNERSHIP

Section 1.01. Transaction. The Parties agree to pursue a Transaction on the terms set forth in this Agreement.

Section 1.02. Share Contribution. In connection with the Transaction, each of Founder and the Sponsor shall (i) contribute or cause to be contributed to Holdco the Rollover Shares held by him or it, or their respective Affiliates, in exchange for equity interests of Holdco, or (ii) have the Rollover Shares held by him or it or their respective Affiliates cancelled by surrender in connection with the Transaction, subject to the execution of the Merger Agreement and the satisfaction or waiver of the various conditions for closing the Transaction to be set forth in the Merger Agreement.

Section 1.03. Additional Consortium Members. The Parties may together agree to admit one or more additional members of the Consortium which will provide equity capital and/or debt financing to the Consortium for the consummation of the Transaction. Such additional member(s) of the Consortium shall execute a deed of adherence to this Agreement in form and substance satisfactory to the Parties.

Section 1.04. Proposal. Promptly following execution hereof, the Founder and the Sponsor shall submit a letter to the Target’s board of directors disclosing the execution of this Agreement. Thereafter, the Parties shall: (a) undertake due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith (i) any amendments to the terms of the Proposal and (ii) the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties), in each case, which terms must be acceptable to each Party in their respective discretion. The Parties agree to negotiate in good faith to reach agreement on a shareholders’ agreement (the “Shareholders’ Agreement”) that would, among other things, govern the relationship of the shareholders in Holdco following the Closing, and that would contain provisions customary for transactions of this type.

Section 1.05. Debt Financing.

(a) The Parties agree and acknowledge that the Merger Agreement may include customary provisions regarding the Parties’ and Target’s cooperation with respect to debt financing but shall not include, as a condition to Closing, any debt financing condition. The Parties shall use best efforts to arrange debt financing (“Debt Financing”) for the Target to be implemented at or following the Closing in the quantum, type and terms as jointly determined by the Sponsor and the Founder. The Parties shall work together and cooperate in good faith in connection with arranging the Debt Financing. The Sponsor shall take the lead in coordinating with banks and other financing sources identified by the Sponsor and/or the Founder in connection with the Debt Financing (the “Financing Banks”), and the other Parties shall provide such assistance in connection with arranging the Debt Financing as may be reasonably requested by the Sponsor and/or the Founder.

(b) Each of the Parties shall (i) furnish the Financing Banks with financial and other pertinent information as may be reasonably requested by the Financing Banks as promptly as practicable, including all financial statements, business plans, forecasts and projections, and financial and other data of the type and form customarily required to consummate the facilities contemplated by the Debt Financing, subject to appropriate confidentiality undertakings, (ii) assist with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing, and (iii) take all corporate actions reasonably requested by the Financing Banks to permit the consummation of the Debt Financing, including the facilitation of the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or other certificates, or documents as may be requested by the Financing Banks, provided that nothing in this Section 1.05 shall be construed to create any obligation on the part of (x) any Founder Party or (y) the Sponsor or any of its Affiliates, to pledge any collateral in connection with the Debt Financing.

Section 1.06. Holdco Ownership. Unless the Parties otherwise agree, prior to the execution of the Merger Agreement, the Parties shall incorporate Holdco and shall cause Holdco to incorporate Merger Sub. The Parties shall agree in good faith the memorandum and articles of association of Holdco and Merger Sub, and the memorandum and articles of association of Merger Sub upon the Closing shall become the form of the memorandum and articles of association of the Surviving Company. The relative ownership of Holdco by the Parties will be based on their relative capital contributions to Holdco (with each Rollover Share being valued at the Merger Consideration), unless otherwise agreed among the Parties; it being understood that the Sponsor’s and the Founder Parties’ aggregate ownership of Holdco shall not be less than their Respective Proportion (subject to any dilution agreed to by the Founder in connection with the granting of Holdco equity incentive awards, if any, to employees of the Target in connection with the Transaction). For the avoidance of doubt, the Parties agree that the obligation of the Founder Parties and the Sponsor to purchase and pay for any Holdco shares to be purchased by them shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Merger Sub to be set forth in the Merger Agreement.

ARTICLE II

INFORMATION SHARING AND ROLES; ADVISORS; APPROVALS

Section 2.01. Information Sharing and Roles. (a) Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (i) complying with any information delivery or other requirements (including confidentiality agreements with the Target) entered into by Holdco, a Party or an Affiliate of a Party and shall not, and shall direct that its Representatives do not, cause (by their action or omission) any other Party to breach such agreements or obligations, (ii) executing any confidentiality agreements reasonably required by the Target, (iii) permitting each other Party to conduct such diligence with respect to the Target as such other Party may reasonably require, and (iv) conducting negotiations with the Special Committee, its advisors and other parties in connection with the Transaction and in coordination with each other. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation MA of the Exchange Act) without their joint consent.

(b) The Parties shall work together in good faith to agree on necessary public statements about their intentions in relation to the Target. The issuance of any such public statement shall be subject to the approval process and terms of Section 7.01.

Section 2.02. Appointment of Advisors. (a) All joint Advisors, and the scope and other terms of such Advisors’ engagement, to Holdco and/or the Parties in connection with the Proposal and the Transaction shall be mutually satisfactory to each Party. The Parties agree that (i) Ropes & Gray LLP shall be engaged as international legal counsel to provide international legal services to the Consortium in connection with the Proposal and the Transaction and (ii) Maples and Calder shall be engaged as Cayman Islands legal counsel to provide Cayman Islands legal services to the Consortium in connection with the Proposal and the Transaction. The foregoing appointment does not limit the right of the Parties to appoint additional joint Advisors to perform any function agreed by the Parties on behalf of Holdco and/or the Parties.

(b) If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Documentation, it may retain other Advisors to advise it. Any Party which engages any separate Advisors shall provide prior notice to the other Parties of such engagement together with an estimate of fees and expenses of such Advisors. Latham & Watkins shall be engaged international legal counsel to provide international legal services to the Founder in connection with the Proposal and the Transaction. Ropes & Gray LLP shall be engaged as international legal counsel to provide international legal services to the Sponsor in connection with the Proposal and the Transaction. Subject to Section 3.01(a) in respect of a Financial Due Diligence Advisor, any Party which engages any separate Advisors shall be solely responsible for the fees and expenses of any such separate Advisors, unless the scope and engagement terms of such separate Advisors have been approved by the other Parties in writing (such approval not to be unreasonably withheld or delayed).

ARTICLE III

TRANSACTION COSTS

Section 3.01. Expenses and Fee Sharing. (a) If the Transaction is consummated then, at or immediately following the Closing, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, all of their and the Consortium’s out-of-pocket costs and expenses incurred prior to the Closing in connection with (i) the negotiation, delivery and execution of this Agreement, the Merger Agreement, any Debt Financing documentation and the other Documentation, (ii) the retention by the Consortium or a Party of a financial due diligence advisor (a “Financial Due Diligence Advisor”), and (iii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, including, without limitation, in each case, the reasonable fees, expenses and disbursements of Advisors retained by the Parties or the Consortium (including any separate Advisors who have been approved by the Parties in accordance with Section 2.02(b)) incurred in connection with the foregoing and, subject to Section 4.01, incurred in connection with any Claims paid by any Party (other than as a result of the fraud, willful misconduct or breach of this Agreement by such Party).

(b) Subject to the provisions of Section 4.01, if the Transaction is terminated or this Agreement is terminated with respect to any Party prior to the closing of the Transaction pursuant to ARTICLE VI hereof without any breach by any Party, the Parties agree to share, ratably based on each Party’s Respective Proportion, reasonable out-of-pocket costs and expenses payable by the Consortium in connection with the Transaction incurred prior to the termination of this Agreement, including any fees and expenses payable to the Advisors (including any separate Advisors who have been approved by the Parties in accordance with Section 2.02(b)).

(c) Each Party shall be entitled to receive, on a pro rata basis in accordance with its Respective Proportion, any termination or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to Section 3.01(b).

ARTICLE IV

LIMITATION OF LIABILITY

Section 4.01. Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint or joint and several) and, except as set forth in Section 3.01(a), each Party’s obligation for fees and costs pursuant to Article III is capped at such Party’s Respective Proportion; provided that the obligations of the Founder Parties under this Agreement shall be joint and several as among the Founder and the Founder Vehicles. If a Claim has arisen as a result of the fraud, willful misconduct or breach of this Agreement by a Party, then Liability for such Claim will rest solely with such Party.

ARTICLE V

EXCLUSIVITY

Section 5.01. Exclusivity Period. During the Exclusivity Period each Party shall:

(a) and shall cause its respective Affiliates and Representatives to, work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target; (ii) formulate the terms of the Proposal, including the amount to be paid, by the date for submission of the Proposal or any other date agreed by the Parties; (iii) prepare and submit to the Target the Proposal and the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Parties and (v) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b) not, without the written consent of the other Parties, directly or indirectly, either alone or with or through any of its Affiliates or Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire (other than, in the case of the Founder, pursuant to equity incentive plans of the Target) or dispose of any Securities, or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would have the effect of preventing, disabling or delaying the Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 5.01(a) or (b);

(c) immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by it or any of its Affiliates or Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d) notify the other Party promptly if it, its Affiliates or any of its Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication, and promptly provide copies of any such written Competing Proposal.

ARTICLE VI

TERMINATION

Section 6.01. Failure to Agree; Mutual Termination.

(a) If the Parties, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree either (i) as between themselves upon the material terms of the Transaction or (ii) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (A) a Party may cease its participation in the Transaction upon prior written notice to the other Parties; and (B) this Agreement shall terminate with respect to such withdrawing Party thereafter, following which the provisions of Section 6.02 will apply.

(b) This Agreement shall terminate at any time upon the mutual written agreement of each Party.

Section 6.02. Effect of Termination. Upon termination of this Agreement with respect to a Party under this ARTICLE VI, ARTICLE III (Transaction Costs), ARTICLE IV (Limitation of Liability), ARTICLE V (Exclusivity), ARTICLE VI (Termination), Section 7.02 (Confidentiality), ARTICLE VIII (Notices) and ARTICLE X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under ARTICLE III for its pro rata portion of any expenses for which it is obligated under Section 3.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.

ARTICLE VII

ANNOUNCEMENTS AND CONFIDENTIALITY

Section 7.01. Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable).

Section 7.02. Confidentiality. (a) Except as permitted under Section 7.03, each Party shall not, and shall direct that its Representatives do not, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b) Subject to Section 7.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), destroy at the option of the Recipient, any Confidential Information contained in any material in its or its Representatives’ possession or control.

(c) Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 7.02(b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy.

(d) Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in Section 7.02(a) shall continue to apply for a period of twenty-four (24) months following termination of this Agreement unless otherwise agreed in writing.

Section 7.03. Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsor, potential sources of capital) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC, the NYSE or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.

ARTICLE VIII

NOTICES

Section 8.01. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to the Founder Parties:

Mr. Michael Hui

289 Taiyuan Road, Building 2, Apt. 1503

Shanghai 200031

China

Facsimile: +8621-64736926

with a copy to:

Latham & Watkins

18th Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Tim Gardner

Facsimile: +852 2912 2600

If to the Sponsor:

TPG Capital

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

USA

Attention: Legal Department

Facsimile: +1-817-871-4088

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01. Representations and Warranties. Each Party hereby represents and warrants to the other (on behalf of such Party only) that (a) it has the requisite power and authority or, in the case of the Founder, the legal capacity and right to execute, deliver and perform this Agreement, (b) except in the case of the Founder, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such person and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by the Founder and the other Parties and constitutes a valid and binding agreement enforceable against each such Party in accordance with the terms hereof. Each Party further represents and warrants to the other (on behalf of such Party only) that (i) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (A) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such person is a party or by which such person is bound or office such person holds; (B) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such person or any of the properties or assets of such person; or (C) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon such person’s properties or assets and (ii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

Section 9.02. Target Ordinary Shares. (a) The Founder Parties represent and warrant, jointly and severally, that (i) as of the date of this Agreement, the Founder Parties hold of record (free and clear of any encumbrances or restrictions) the number of outstanding Target Ordinary Shares set forth under the heading “Target Ordinary Shares” corresponding to their names on Schedule A, (ii) as of the date of this Agreement, the Founder Parties hold (free and clear of any encumbrances or restrictions) the other Securities of Target set forth under the heading “Other Securities” corresponding to their names on Schedule A, (iii) the Founder has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by the Founder Parties, and (iv) as of the date of this Agreement, the Founder Parties (A) own the additional Securities of Target set forth under the heading “Additional Securities Beneficially Owned” corresponding to their names on Schedule A, and (B) do not directly or indirectly own any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule A corresponding to their names. For purposes of this Section 9.02(a), “owns” means any Founder Party, as the case may be, (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(b) The Sponsor represents and warrants that (i) as of the date of this Agreement, the Sponsor and investment vehicles affiliated with the Sponsor hold of record (free and clear of any encumbrances or restrictions) the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” corresponding to their names on Schedule A, (ii) as of the date of this Agreement, the Sponsor and investment vehicles affiliated with the Sponsor hold (free and clear of any encumbrances or restrictions) the other Securities of Target set forth under the heading “Other Securities” corresponding to its names on Schedule A, (iii) the Sponsor or such investment vehicle affiliated with the Sponsor, as applicable, has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by it, and (iv) as of the date of this Agreement, the Sponsor or such investment vehicle affiliated with the Sponsor, as applicable, (A) owns the additional Securities of Target set forth under the heading “Additional Securities Beneficially Owned” corresponding to their names on Schedule A, and (B) does not directly or indirectly own any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule A corresponding to their names. For purposes of this Section 9.02(b), “owns” means the Sponsor or such investment vehicle affiliated with the Sponsor, as the case may be, (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Section 9.03. Separate Representations and Warranties. Each representation and warranty in Section 9.01 and Section 9.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

Section 9.04. Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 9.01 and Section 9.02 and have been induced by them to enter into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 10.02. Further Assurances. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 10.03. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 10.04. Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.05. Language. The official text of this Agreement and any notices given or made hereunder shall be in English.

Section 10.06. Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Party; provided, however, the Sponsor may assign its respective rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of the Sponsor, any limited partners or investment vehicles of the Sponsor or such funds (other than any portfolio companies of the Sponsor or such funds) and, subject to the consent of the other Parties (not to be unreasonably withheld or delayed), any other co-investors of the Sponsor (as the case may be), but no such assignment shall relieve the Sponsor from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any rights, benefits, claims or remedies whatsoever under or by reason of this Agreement or any provision hereof.

Section 10.07. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

Section 10.08. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.

Section 10.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto). Subject to Section 10.10, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety. The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the ICC. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English. The Tribunal shall have no authority to award punitive or other punitive-type damages.

Section 10.10. Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

Section 11.01. Definitions. In this Agreement, unless the context requires otherwise: -

“ADSs” means the American Depositary Shares of the Target, each of which currently represents 18 Target Ordinary Shares.

“Advisors” means the legal, accounting, banking and other advisors and/or consultants of the Consortium, Holdco, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly. In the case of any Founder Party, an “Affiliate” of such Founder Party shall be deemed to include the Hui Family Trust, a British Virgin Islands trust and any other person directly or indirectly Controlled by such trust.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Arbitrator” has the meaning given in Section 10.09.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.

“Closing” means the consummation of the Transaction.

“Competing Proposal” means a proposal, offer or invitation to the Company, the Sponsor, any Founder Party, any other Party or any of their respective Affiliates (other than the Proposal), that involves the acquisition of Control of the Target, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the existence or terms of, and any negotiations or discussions relating to, the Proposal.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

“Debt Financing” has the meaning given in Section 1.05(a).

“Discloser” has the meaning given in Section 7.02(a).

“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, the Shareholders’ Agreement, Debt Financing documents, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.

“Exchange Act” has the meaning given in the recitals.

“Exclusivity Period” means the period beginning on the date hereof and ending on the first to occur of (a) the date six (6) months after the date hereof and (b) the mutually agreed termination of this Agreement pursuant to Section 6.01(b).

“Financial Due Diligence Advisor” has the meaning given in Section 3.01(a).

“Financing Banks” has the meaning given in Section 1.03.

“Founder” has the meaning given in the preamble.

“Founder Parties” has the meaning given in the preamble.

“Founder Vehicles” has the meaning given in the preamble.

“Holdco” has the meaning given in the recitals.

“ICC” has the meaning given in Section 10.09.

“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.

“Merger” has the meaning given in the recitals.

“Merger Agreement” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in the recitals.

“Merger Sub” has the meaning given in the recitals.

“NYSE” has the meaning given in the recitals.

“Parties” has the meaning given in the preamble.

“Proposal” has the meaning given in the recitals.

“Recipient” has the meaning given in Section 7.02.

“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Party, the proportion that such Party’s (and its Affiliates) planned equity participation in Holdco bears to the aggregate amount of all of the Parties’ (and their respective Affiliates) planned equity participation in Holdco.

“Rollover Shares” has the meaning given in the recitals.

“Rules” has the meaning given in Section 10.09.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means (a) any ADSs, (b) any shares in the Target, and (c) any warrants, options and any other securities which are convertible into or exercisable for ADSs or shares in the Target.

“Shareholders’ Agreement” has the meaning given in Section 1.04.

“Special Committee” means a special committee of independent directors of the Target that will be established to be responsible for, among other matters, negotiating the terms of the Transaction.

“Sponsor” has the meaning given in the preamble.

“Surviving Company” has the meaning given in the recitals.

“Target” has the meaning given in the recitals.

“Target Ordinary Shares” has the meaning given in the recitals.

“Transaction” has the meaning given in the recitals.

“Transfer” has the meaning given in Section 5.01(b).

“Tribunal” has the meaning given in Section 10.09.

Section 11.02. Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

Section 11.03. Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

Section 11.04. Meaning of References. In this Agreement, unless the context requires otherwise:

(a) words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b) references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c) references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d) any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f) references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement; and

(g) references to “Target Ordinary Shares” shall include Target Ordinary Shares represented by ADSs.

Section 11.05. Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Section 11.06. Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Michael Xin Hui
Michael Xin Hui

ChemExplorer Investment Holdings Ltd.

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Director

ChemPartner Investment Holdings Limited

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Director

[Consortium Agreement Signature Page]

TPG Star Charisma Limited

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[Consortium Agreement Signature Page]

SCHEDULE A

Existing Share Ownership

	Target Ordinary Shares	Other Securities		Additional Securities Beneficially Owned
Founder Parties
Michael Xin Hui		900,000	*
ChemExplorer Investment Holdings Ltd.	78,308,837
ChemPartner Investment Holdings Limited	104,002,993
Sponsor and Investment Vehicles Affiliated with the Sponsor
TPG Star Charisma Ltd.	24,836,549
TPG Biotech II Charisma Ltd.	12,397,465

*	Ordinary shares issuable upon the vested Restricted Share Units that Founder holds.

SCHEDULE B

The Proposal